Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interactive Intelligence Group, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-33772, 333-87919, 333-110866, 333-116006, 333-33734, 333-129732, 333-134427, 333-151701, and 333-167469) on Form S-8 of Interactive Intelligence Group, Inc. of our report dated March 14, 2012, with respect to the consolidated balance sheets of Interactive Intelligence Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidted statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related consolidated financial statment schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Interactive Intelligence Group, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
March 14, 2012